Exhibit 99.1

Net1’s CPS signs addendum with SASSA for provision of services for a further 12 months

Johannesburg, March 31, 2017 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that its South African subsidiary, Cash Paymaster Services (Pty) Ltd (“CPS”), has signed an addendum to its contract with the South African Social Security Agency (“SASSA”).

The addendum extends the existing contract for a period of 12 months to March 31, 2018, under the current contract’s terms and conditions, and also includes the specific terms as ordered by the Constitutional Court of South Africa in its March 17, 2017, ruling.

The Company confirms that payment of the April grants to 10.5 million grant recipients is on track and affirms its commitment to uninterrupted service delivery.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements regarding the Company’s grant distribution business that involve known and unknown risks and uncertainties. A discussion of various factors that may affect these arrangements or cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com